UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported):  May 19, 2025
vTv Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37524	47-3916571
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
3980 Premier Drive, Suite 310
High Point, NC 27265
(Address of principal executive offices)
(336) 841-0300
(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.01 per share	VTVT	Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 19, 2025, vTv Therapeutics Inc. (the “Company”) announced that the Company has appointed Michael Tung as executive vice president and chief financial officer of the Company, effective as of May 19, 2025.
Dr. Tung, age 49, brings more than 20 years of financial management, investment experience, and strategic leadership for both private and public companies in the life sciences industry. Prior to joining the Company, Dr. Tung was the chief financial officer of AdvanCell Pty Limited, an Australian clinical-stage radiopharmaceutical company from August 2023 to January 2025. From April 2020 until July 2023, Dr. Tung held the position of vice president-corporate strategy/investor relations with FibroGen Inc., a publicly traded biopharmaceutical company. From July 2016 to September 2019 he held the position of senior vice president-corporate strategy/investor relations at Aclaris Therapeutics, Inc., a publicly traded biopharmaceutical company. Before joining Aclaris, he led the portfolio construction and risk management of healthcare-dedicated funds as a portfolio manager at several firms. Dr. Tung earned B.A. and B.S. degrees in economics and biology, respectively, from The George Washington University, and a combined M.D./MBA from Tufts University School of Medicine. He is a licensed physician in the states of Massachusetts and New York.
There are no arrangements or understandings between Dr. Tung and any other persons pursuant to which he was selected as chief financial officer of the Company. Dr. Tung has no familial relationships with any executive officer or director of the Company. There have been no transactions in which the Company has participated and in which Dr. Tung had a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.
Effective May 19, 2025, Dr. Tung entered into an employment agreement with the Company (the “Tung Employment Agreement”). The Tung Employment Agreement provides for an at will term with a base salary of not less than $450,000, and a target annual cash bonus of 40% of his base salary, based on achievement of performance targets. The Tung Employment Agreement also provides for the grant of stock options (the “Options Shares”) to purchase 45,000 shares of the Class A common stock of the Company at an exercise price per share equal to the fair market value of one share of Class A common stock on the grant date, pursuant to an option award agreement (the “Option Award Agreement”). Twenty-five percent (25%) of the Option Shares will vest on the first anniversary of the grant date with the remaining Option Shares vesting quarterly over three years thereafter, subject to continued employment. If a change in control occurs during the term of Dr. Tung’s employment, any unvested Option Shares or Performance Equity shall vest in full.
Dr. Tung will be eligible for other standard employee benefits. If his employment is terminated by the Company without “cause” or he resigns for “good reason,” in each case as defined in the Tung Employment Agreement, then subject to the execution of a release of claims, Dr. Tung shall receive as severance pay (i) nine months base salary payable in installments; (ii) continuation COBRA coverage for nine months with the costs of the premiums shared in the same proportion as on the date of termination (unless this would result in penalty taxes imposed on the Company); and (iii) payment of a portion of the actual cash bonus earned for the year of termination, prorated for days of service during the year of termination.
The Tung Employment Agreement contains other customary terms and conditions, including a nine-month post-employment non-compete, a one-year post-employment non-solicit and other nondisclosure of confidential information, intellectual property and non-disparagement provisions.
The foregoing summaries of the material terms of the Tung Employment Agreement are subject to the full and complete terms of the agreement, a copy of which is filed as Exhibit 10.1 hereto and are incorporated herein by reference. A copy of the press release regarding the above matters is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits
(d)Exhibits

Exhibit No.	Description
10.1	Tung Employment Agreement
99.1	Press Release dated May 19, 2025, announcing appointment of new officer
104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VTV THERAPEUTICS INC.

By:	/s/ Paul J. Sekhri
Name:	Paul J. Sekhri
Title:	President, Chief Executive Officer and Executive Chairperson
Dated: May 19, 2025